Exhibit 99.1

   TELULAR CORPORATION DETAILS BUSINESS STRATEGY FOCUSED ON TWO CELLULAR FIXED
                            WIRELESS MARKET SEGMENTS

    VERNON HILLS, Ill., Aug. 15 /PRNewswire-FirstCall/ -- Telular Corporation (Nasdaq: WRLS) today announced the details of its business strategy to focus on two distinct but related market segments. These market segments consist of the high-volume low cost Fixed Cellular Desktop Phone market and the feature-rich high end Fixed Cellular Terminal market. In support of this strategy the company also announced organizational changes so that its sales, marketing, development and support resources will focus on these two businesses with separate accountability for each business unit.

    The Fixed Cellular Desktop Phone market is prevalent in countries outside of North America with low fixed line penetration. Cellular carriers offering services in this market are price driven as they target residential and small business markets where equipment subsidies are often used to reach the requisite end user price points. This market is experiencing very high growth with unprecedented volumes.

    The Fixed Cellular Terminal market is mostly in North America and consists of a number of vertical applications ranging from wireless residential and commercial alarm systems addressed by Telular's Telguard(R) products to wireline replacement, machine-to-machine and portable dial tone applications addressed by Telular's Phonecell(R) terminals. Comparatively lower volumes and higher margins are typical in this market segment

    "We recognize that while the deskphone and terminal products may share the same wireless technology, they differ considerably in application, geographic markets, distribution channels, production volumes and price sensitivity," said Mike Boyle, Telular president and chief executive officer. "We further realize that the Telguard products and the Fixed Wireless Terminals have much in common in these same areas," said Mr. Boyle.

    Each business unit will be streamlining its product line and distribution methods to maximize efficiency. Telular will pursue the desktop phone market through direct sales and localized support to a tightly focused set of wireless network operators with high volume potential. The terminal market will be addressed through indirect channels consisting of distributors, representatives and agents with a strong inside sales and customer support team.

    To achieve the high volume needs of the desktop phone market Telular has added a best-in-class electronics manufacturer in China. This will allow the company to be a low cost producer in both the desktop phone and terminal businesses.

    "Success for each business unit will be measured by customer satisfaction, revenue growth and cash generation," said Mr. Boyle. "We believe Telular's business strategy will assure long term profitability and value for our shareholders."

    About Telular Corporation
    Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phone, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, and AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, London, Singapore, Mexico City and Johannesburg. For further company information, visit Telular at http://www.telular.com .

    Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2004. Copies of these filings may be obtained by contacting the Company or the SEC.

SOURCE  Telular Corporation
    -0-                             08/15/2005
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President of Telular Corporation, +1-847-247-9400, Fax: +1-847-247-0021, jherrmann@telular.com , or
Evelyn Lee of The Hoffman Agency for Telular, +1-408-975-3007, elee@hoffman.com /
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.telular.com /
    (WRLS)